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                                                                      EXHIBIT 99

               INDEPENDENT AUDITORS' REPORT TO THE DIRECTORS AND
SHAREHOLDER OF LASON LIMITED

     We have audited the accompanying consolidated balance sheet of Lason Limited and subsidiaries as of June 30 1999 and the Balance sheet and the related consolidated profit and loss account as of December 31 1999, all expressed in pounds sterling. The financial statements are the responsibility of the management of Lason Limited. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with UK auditing standards which are similar to those generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the Balance sheet present fairly, in all material respects, the financial position of Lason Limited and subsidiaries as of June 30 1999, and the balance sheet and profit and loss account for the six months to December 31 1999 and are in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE
Chartered Accountants
London, England
30 March 2000